Exhibit 99.1

FOR IMMEDIATE RELEASE

inTEST REPORTS 2017 THIRD QUARTER FINANCIAL RESULTS

● Company Reports 32nd Consecutive Quarter of Profitability

MOUNT LAUREL, NJ, November 2, 2017 - inTEST Corporation (NYSE American: INTT), an independent designer, manufacturer and marketer of thermal management products and semiconductor automatic test equipment (ATE) interface solutions, today announced financial results for the quarter ended September 30, 2017.

2017 Third Quarter Summary

($ in Millions)	Three Months Ended
	9/30/2017	6/30/2017	9/30/2016
Total Bookings	$17.6	$14.6	$11.3
Total Bookings excluding Ambrell	$11.2	$12.3	$11.3

Non ATE Bookings - $	$8.7	$5.9	$4.3
Non ATE Bookings - % of Total Bookings	49%	41%	38%

Net Revenues	$17.4	$15.9	$10.8
Net Revenues excluding Ambrell	$12.4	$13.9	$10.8

Non ATE Net Revenues - $	$8.2	$5.7	$2.8
Non ATE Revenues - % of Total Revenues	47%	36%	26%

Gross Margin - $	$8.8	$8.4	$5.6
Gross Margin - %	51%	53%	52%

Net Earnings (GAAP) (1)	$1.5	$1.4	$1.1
Net Earnings per diluted share (GAAP)(1)	$0.14	$0.14	$0.11

Adjusted Net Earnings (Non-GAAP)(1)	$2.1	$1.7	$1.1
Adjusted Net Earnings per diluted share (Non-GAAP)(1)	$0.20	$0.16	$0.11

	As of
	9/30/2017	6/30/2017	12/31/2016
Cash and cash equivalents	$11.5	$7.6	$28.6

(1)	Consolidated results include expenses related to the acquisition of Ambrell Corporation (Ambrell) of $849,000 and $31,000 for the second and third quarters of 2017, respectively.

“We again delivered solid financial results,” commented inTEST Executive Chairman, President & CEO Robert E. Matthiessen. “We marked the Company’s 32nd consecutive quarter of profitability, with GAAP earnings of $0.19 per diluted share and non-GAAP adjusted net earnings of $0.20 per diluted share. Third quarter revenue grew 9% sequentially and 60% year-over-year, and bookings increased 21% sequentially and 56% year-over-year. Excluding the impact of the acquisition of Ambrell, third quarter revenue declined 11% sequentially and increased 15% year-over-year, and bookings declined 9% sequentially and 1% year-over-year, reflecting the usual seasonal softening. We ended the quarter with a backlog of $11.3 million.”

804 EAST GATE DRIVE, SUITE 200, MOUNT LAUREL, NEW JERSEY 08054 • TEL: (856) 505-8800 • FAX: (856) 505-8801

inTEST Reports 2017 Third Quarter Financial Results	Page 2 of 5

Mr. Matthiessen added, “There is a natural ebb and flow to the test industry, with strength in the first half of the year typically balanced by seasonal declines in the second half of the year; and while the semiconductor market continues to be very healthy, with fab spending for 2017 and 2018 expected to be at historic levels, it remains a cyclical industry and is a market upon which we have strategically lessened our historic dependence. In the third quarter, 47% of net revenues were derived from non-ATE, compared with 26% a year ago, due in large part to the acquisition of Ambrell, which has also served to broaden our customer diversification and has increased our footprint in several growth markets. Ambrell’s induction heating technology complements our thermal technologies and firmly establishes our position in industrial markets with a diverse customer base in a broader manufacturing space, including in many emerging markets, consumer product packaging, fiber-optic, automotive and other markets. We are well positioned to capture market share in the markets we serve, while expanding inTEST’s footprint in additional thermal test and industrial markets. As we continue to execute on our differentiated product strategy, we believe the conditions for our long-term success remain firmly in place and we are solidly on track for a strong 2017 and a stronger 2018.”

2017 Fourth Quarter Financial Outlook

inTEST expects that net revenues for the fourth quarter of 2017 will be in the range of $17.5 million to $18.5 million and that on a GAAP basis, net earnings per diluted share will range from $0.11 to $0.15. On a non-GAAP basis, adjusted net earnings per diluted share will range from $0.13 to $0.17. This outlook is based on the Company’s current views with respect to operating and market conditions and customers’ forecasts, which are subject to change.

2017 Third Quarter Conference Call Details

inTEST management will host a conference call on Thursday, November 2, 2017 at 5:00 pm Eastern Daylight Time. The conference call will address the Company’s third quarter 2017 financial results and management’s current expectations and views of the industry. The call may also include discussion of strategic, operating and product initiatives and developments, and other matters relating to the Company’s current or future performance. To access the live conference call, please dial (815) 680-6269 or (866) 900-9241. The Passcode for the conference call is 96047835. Please reference the inTEST 2017 Q3 Financial Results Conference Call.

2017 Third Quarter Live Webcast Details

inTEST Corporation will provide a webcast in conjunction with the conference call. To access the live webcast, please visit inTEST’s website www.intest.com under the “Investors” section.

2017 Third Quarter Replay Details (Webcast)

A replay of the webcast will be available on inTEST’s website for one year following the live broadcast. To access the webcast replay, please visit inTEST’s website www.intest.com under the “Investors” section.

Submit Questions

In advance of the conference call, and for those investors accessing the webcast, inTEST Corporation welcomes individual investors to submit their questions via email to lguerrant@guerrantir.com. The Company will address as many questions as possible on the conference call.

Non-GAAP Results

In addition to disclosing results that are determined in accordance with GAAP, we also disclose non-GAAP performance measures. These non-GAAP performance measures include adjusted net earnings and adjusted net earnings per diluted share. Adjusted net earnings is derived by adding acquired intangible amortization, adjusted for the related income tax expense, to net earnings and removing any change in the fair value of our contingent consideration liability from net earnings. Adjusted net earnings per diluted share is derived by dividing adjusted net earnings by diluted average shares outstanding. These results are provided as a complement to results provided in accordance with GAAP. Adjusted net earnings and adjusted net earnings per diluted share are non-GAAP performance measures presented to provide investors with meaningful supplemental information regarding our baseline performance before acquired intangible amortization charges and changes in the estimate of future consideration that may be paid out related to prior acquisitions as these expenses or income items may not be indicative of our current core business or future outlook. These non-GAAP performance measures are used by management to make operational decisions, to forecast future operational results, and for comparison with our business plan, historical operating results and the operating results of our peers. A reconciliation of net earnings and net earnings per diluted share to adjusted net earnings and adjusted net earnings per diluted share, which are discussed in this earnings release, is contained in the tables below. The non-GAAP performance measures discussed in this earnings release may not be comparable to similarly titled measures used by other companies. The presentation of non-GAAP measures is not meant to be considered in isolation, as a substitute for, or superior to, financial measures or information provided in accordance with GAAP.

inTEST Reports 2017 Third Quarter Financial Results	Page 3 of 5

About inTEST Corporation

inTEST Corporation designs and manufactures engineered solutions for ATE and other electronic test, as well as industrial process applications. Our products are used by semiconductor manufacturers to perform development, qualifying and final testing of integrated circuits (ICs) and wafers, and for other electronic test across a range of industries including the automotive, defense/aerospace, energy, industrial and telecommunications markets. We offer induction heating products for joining and forming metals in a variety of industrial markets, including automotive, aerospace, machinery, wire & fasteners, medical, semiconductor, food & beverage, and packaging. Specific products include temperature management systems, induction heating products, manipulator and docking hardware products, and customized interface solutions. We have established strong relationships with our customers globally, which we support through a network of local offices. For more information visit www.intest.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events and financial results that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, changes in business conditions and the economy, generally; changes in the demand for semiconductors, generally; our ability to integrate Ambrell into our business successfully or operate Ambrell profitably; changes in the rates of, and timing of, capital expenditures by our customers; progress of product development programs; increases in raw material and fabrication costs associated with our products and other risk factors set forth from time to time in our SEC filings, including, but not limited to, our periodic reports on Form 10-K and Form 10-Q. inTEST undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

Contacts
inTEST Corporation	Investors:
Hugh T. Regan, Jr.	Laura Guerrant-Oiye, Principal
Treasurer and Chief Financial Officer	Guerrant Associates
Tel: 856-505-8999	lguerrant@guerrantir.com
Tel: (808) 960-2642

- tables follow -

inTEST Reports 2017 Third Quarter Financial Results	Page 4 of 5

SELECTED FINANCIAL DATA

(Unaudited)

(In thousands, except per share data)

Condensed Consolidated Statements of Operations Data:

	Three Months Ended			Nine Months Ended
	9/30/2017	9/30/2016	6/30/2017	9/30/2017	9/30/2016

Net revenues	$17,352	$10,823	$15,888	$47,420	$29,955
Gross margin	8,796	5,577	8,421	24,945	14,973
Operating expenses:
Selling expense	2,322	1,394	1,871	5,861	4,200
Engineering and product development expense	1,139	905	982	3,056	2,878
General and administrative expense	3,143	1,574	3,286	8,423	5,364
Adjustment to contingent consideration liability	(549)	-	-	(549)	-
Operating income	2,741	1,704	2,282	8,154	2,531
Other income	100	17	54	195	63
Earnings before income tax expense	2,841	1,721	2,336	8,349	2,594
Income tax expense	823	631	891	2,808	937
Net earnings	2,018	1,090	1,445	5,541	1,657

Net earnings per share – basic	$0.20	$0.11	$0.14	$0.54	$0.16
Weighted average shares outstanding – basic	10,288	10,295	10,277	10,277	10,327

Net earnings per share – diluted	$0.19	$0.11	$0.14	$0.54	$0.16
Weighted average shares outstanding – diluted	10,351	10,319	10,335	10,327	10,345

Condensed Consolidated Balance Sheets Data:

	As of:
	9/30/2017	6/30/2017	12/31/2016

Cash and cash equivalents	$11,499	$7,596	$28,611
Trade accounts receivable, net	10,225	11,938	5,377
Inventories	6,033	6,212	3,676
Total current assets	28,471	26,375	38,006
Net property and equipment	1,544	1,525	944
Total assets	60,214	56,704	42,844
Accounts payable	2,363	2,823	1,368
Accrued expenses	5,417	4,919	3,113
Total current liabilities	8,867	9,732	5,056
Noncurrent liabilities	7,584	5,354	-
Total stockholders' equity	43,763	41,618	37,788

inTEST Reports 2017 Third Quarter Financial Results	Page 5 of 5

Reconciliation of GAAP to Non-GAAP Net Earnings:

	Three Months Ended			Nine Months Ended
	9/30/2017	9/30/2016	6/30/2017	9/30/2017	9/30/2016

Net earnings (GAAP)	$2,018	$1,090	$1,445	$5,541	$1,657
Acquired intangible amortization	613	57	250	916	173
Contingent consideration liability adjustment	(549)	-	-	(549)	-
Tax adjustments	(6)	(7)	(6)	(18)	(23)
Adjusted net earnings (Non-GAAP)	$2,076	$1,140	$1,689	$5,890	$1,807

Diluted average shares outstanding	10,351	10,319	10,335	10,327	10,345

Net earnings per share – diluted:
Net earnings (GAAP)	$0.19	$0.11	$0.14	$0.54	$0.16
Acquired intangible amortization	0.06	-	0.02	0.09	0.01
Contingent consideration liability adjustment	(0.05)	-	-	(0.05)	-
Tax adjustments	-	-	-	-	-
Adjusted net earnings per share – diluted (Non-GAAP)	$0.20	$0.11	$0.16	$0.58	$0.17

Supplemental Information – Reconciliation of Fourth Quarter 2017 GAAP to Non-GAAP Guidance

	Low	High

Estimated net earnings per share – diluted (GAAP)	$0.11	$0.15
Acquired intangible amortization	0.02	0.02
Contingent consideration liability adjustment	-	-
Tax adjustments	0.00	0.00

Estimated adjusted net income per share – diluted (Non-GAAP)	$0.13	$0.17

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